Exhibit 10.17

EMPLOYMENT AGREEMENT

This AGREEMENT dated September 1, 2004

BETWEEN

STRESSGEN BIOTECHNOLOGIES INC. (a Delaware corporation) and STRESSGEN BIOTECHNOLOGIES CORPORATION (a Yukon corporation) having an office at 350 – 4243 Glanford Avenue, Victoria, British Columbia

(collectively, the “Employer”)

AND:

DAN KORPOLINSKI, residing at 935 Sarena, Waterford, Michigan, USA, 48327

(the “Executive”)

WITNESSES THAT WHEREAS:

A.                                                                                   The Executive has been employed by the Employer pursuant to a contract of employment dated March 8, 2000 and that Agreement, as amended, expires on August 31, 2004;

B.                                                                                     The Employer wishes to continue to employ the Executive; and

C.                                                                                     The Executive has agreed to the terms and conditions of employment herein.

THEREFORE in consideration of the covenants and agreements herein, and for other good and valuable consideration given by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereby agree as follows:

1.                                                                                      EMPLOYMENT.

1.1                               Position.  StressGen Biotechnologies Inc. (“StressGen U.S.”) agrees to employ the Executive as President and Chief Executive Officer of its operations in the United States and of StressGen Biotechnologies Corporation (“StressGen Corp.”).

1.2                               Director.  The Executive shall serve, subject to ongoing shareholder approval, as a Director of StressGen Corp. upon the terms and conditions set out herein.

1.3                               Service.  During the term the Executive shall:

(a)                                  well and faithfully serve the Employer and use his best efforts to promote the best interests of the Employer;

(b)                                  unless prevented by ill health or injury, devote the whole of his working time and attention to the business of the Employer; and

(c)                                  not, without the prior written consent of the Employer, which consent may be withheld in the sole discretion of the Employer, engage in any other business, profession or occupation, or become an officer, director, employee, contractor for service, agent or representative of any other corporation, partnership, firm, person, organization or enterprise.

1.4                               Term.  The term of this Agreement shall commence on the date of this Agreement and shall continue until it and the Executive’s employment are terminated in accordance with section 4 or 5 of this Agreement.

1.5                               Location of Employment.  The Executive shall be based in San Diego, CA., but shall be required to travel to the offices of StressGen Corp. in Victoria, BC as needed to perform his duties and obligations under this Agreement.  In the event that the Employer relocates its operations, the Executive agrees to relocate as required by the Board of Directors of StressGen Corp. to any location in the United States.

2.                                                                                      COMPENSATION AND BENEFITS.  During the Executive’s employment with the Employer, the Employer shall pay to the Executive the compensation and provide the benefits as set out in Schedule A, which sets out completely the compensation and benefits entitlement of the Executive.

3.                                                                                      EXPENSES.  The Executive shall be reimbursed by the Employer for all reasonable expenses incurred in connection with his employment, including business travel.  The Executive’s expenses shall be reviewed and approved by the Chairperson of the Audit Committee of the Board of Directors of StressGen Corp. at least once per quarter.  In the event, StressGen Corp. or a successor relocates its offices from Victoria, British Columbia, the Employer shall reimburse the Executive for the reasonable costs of relocating to that new location.

4.                                                                                      TERMINATION OF AGREEMENT AND EMPLOYMENT.

4.1                               Termination by Executive. The Executive may terminate his employment with the Employer by giving not less than 90 days written notice of resignation to the Employer.  At the time the Executive provides the Employer with notice of resignation, or at any time thereafter, the Employer shall have the right to elect to terminate the Executive’s employment at any time prior to the effective date of the Executive’s resignation, and upon such election, shall provide to the Executive a lump sum equal to ninety days Base Salary or to such proportion of the ninety days that remain outstanding at the time of the election and shall continue to provide all medical and healthcare benefits that the Employer is permitted or able to provide under the applicable rules of the relevant plans for the lesser of ninety days or the period of time that remains outstanding at the time of the Employer’s election.  Upon such election being made by the Employer, the Executive shall not be entitled to any further Annual Bonus, participation in the Executive Bonus Plan or vesting of stock options. Upon the effective date of the Executive’s resignation, the Employer shall not be obligated to make any further payments under this Agreement

4.2                               Termination by Employer.  The Employer may terminate the employment of the Executive by providing the Executive with, in lieu of reasonable notice, a severance package equivalent to 18 months Average Salary, as that term is defined herein, payable in equal monthly installments commencing on the 15th day of the month following the termination of employment (the “Severance Period”).  The Employer shall continue to provide all medical and health care benefits and all other benefits that it is permitted or able to provide under the applicable rules of the relevant plans during the Severance Period.  The Employer will also reimburse the Executive for any premiums paid by the Executive (up to a maximum of US$6,600 per annum) for supplemental life insurance during the Severance Period.  The Executive acknowledges that the Employer will not continue any long term disability insurance during the Severance Period.  The Executive also acknowledges that all vested stock options granted to the Executive by the Employer must be exercised in accordance with the terms of the StressGen Corp. stock option plan within 6 months from the date of termination.  The Executive agrees that the compensation payable pursuant to this section 4.2 shall be the maximum compensation to which the Executive is entitled in lieu of reasonable notice, and the Employer will have no further obligations to the Executive with respect to the termination of this Agreement including, without limitation, further severance pay or damages.

4.3                               Average Salary.  For the purposes of section 4.2 of this Agreement, the Executive’s Average Salary shall be the amount of Base Salary set out in Schedule A to this Agreement plus an average of the Annual Bonus, as set out in Schedule A to this Agreement, if any, for the preceding three fiscal years, but shall not include the amount of any Special Bonus payable under section 6 of this Agreement.

4.4                               Termination by Death or Permanent Incapacity.  The Employer’s obligation to the Executive and the Executive’s obligations to the Employer pursuant to this Agreement shall terminate upon the Executive’s death or permanent incapacity.  For the purposes of this section 4.4, the Executive shall be deemed to have suffered permanent incapacity when the Executive suffers from any illness or injury that prevents him from performing his usual employment duties for a period of 12 consecutive months.  Where the employment of the Executive is terminated under this section 4.4, the Employer shall be under no obligation to provide the Executive with any further notice of termination or pay in lieu of notice or any other form of pay or damages. The Executive acknowledges and agrees that given the nature of the Employer’s business and the critical importance of his position to the operations of the Employer, it would constitute an unreasonable accommodation on the part of the Employer to operate without the services of the Executive for a period in excess of 12 months.  Furthermore, the Executive acknowledges that it would be impractical for the Employer to hire a replacement for the Executive, unless the replacement is hired on a permanent basis.

4.5                               Termination by the Employer for Just Cause.  Notwithstanding any other provision of this Agreement, the Employer may on written notice to the Executive immediately terminate this Agreement and the Executive’s employment with the Employer at any time for cause, without notice or pay in lieu of notice or any other form of compensation, severance pay or damages.

4.6                               Directorship and Offices.  Upon the termination of his employment with the Employer, the Executive shall immediately resign any directorship or office held in the Employer or any parent, subsidiary or affiliated companies of the Employer and, except as provided in this Agreement, the Executive shall not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any severance pay, damages or compensation for loss of office or otherwise, by reason of the resignation or resignations referred to in this section 4.6.  On termination of employment with the Employer, the Executive shall immediately relinquish all shares or stock and all equity interests which may be held by the Executive as a nominee for or on behalf of the Employer or any parent, subsidiary or affiliated companies of the Employer.

5.                                                                                      CHANGE OF CONTROL.

5.1                               Termination By Employer.  Provided that this Agreement has not been terminated pursuant to section 4 of this Agreement, in the event that within the 12-month period immediately following a Change of Control (as defined in section 5.2 of this Agreement), any of the following occur:

(a)                                  the Executive is placed in a position of lesser stature than that of President and Chief Executive Officer; is assigned duties inconsistent with such position or duties which, if performed, would result in a significant change in the nature or scope of powers, authority, functions or duties inherent in such position immediately prior to the Change of Control; is assigned performance requirements or working conditions which are at variance with the performance requirements and working conditions in effect immediately preceding the Change of Control; or is accorded treatment on a general basis that is in derogation of his status as President and Chief Executive Officer; or

(b)                                  any requirement of the Company that the location at which the Executive performs his principal duties be outside a radius of 100 miles from the location at which the Executive performs such duties immediately before the Change of Control;

then, at the Executive’s election, of which the Executive shall advise the Employer, by notice in writing within 12 months of the Change of Control, this Agreement shall be deemed to have been terminated by the Employer and the Employer will, immediately upon such termination, pay to the Executive an amount equal to his Average Salary (as that term is defined in section 4.3 of this Agreement) for 18 months.  In addition, all Options held by the Executive shall vest immediately and the Executive shall have six months to exercise the Options. The Employer shall continue to provide all medical and health care benefits and all other benefits that it is permitted or able to provide under the applicable rules of the relevant plans for a period of 18 months from the date of the Executive’s election following a Change of Control.  The Employer will also reimburse the Executive the premium (up to a maximum of US$6,600 per annum) for supplementary life insurance for a period of 18 months following the date of the Executive’s election following the Change of Control. The Executive acknowledges that the Employer will not continue long term disability insurance following his election to terminate his employment pursuant to this section 5.1. The Executive further agrees that compensation payable pursuant to this section 5.1 is in lieu of the severance package payable under section 4.2 of this Agreement and shall be the maximum compensation to which the Executive is entitled to receive in lieu of reasonable notice, and the Employer will have no further obligations to the Executive with respect to the termination of this Agreement or his employment, including, without limitation, further severance pay or damages.

5.2                               Change of Control.  For the purposes of this agreement, a “Change of Control” shall be deemed to have occurred upon the acquisition, directly or indirectly, of more than 50% of the issued voting shares of the Employer by a purchaser or a group of purchasers related to or acting jointly or in concert with each other (within the meaning of the Securities Act of British Columbia).

6.                                                                                      SPECIAL BONUS.

6.1                               Special Bonus.  Upon the acquisition, directly or indirectly of more than 50% of the issued voting shares of StressGen Corp. by a purchaser or a group of purchasers related to and acting jointly or in concert with each other (within the meaning of the Securities Act (British Columbia) or upon the Employer obtaining certain financing milestones, the Employer may pay to the Executive a special bonus, as agreed between the Employer and the Executive.

7.                                                                                      CONFIDENTIALITY.

7.1                               Non-Disclosure of Information of the Employer.  During the term of this Agreement and thereafter the Executive shall keep confidential all information of a confidential or proprietary nature concerning the Employer, its subsidiaries and affiliates and their respective operations, assets, finances, businesses and affairs and shall not use that information for the Executive’s personal advantage or the advantage of any third party, provided that nothing herein shall prevent disclosure of information which is publicly available or which is required to be disclosed under applicable law or legal process (“Confidential Information”).  For greater certainty, Confidential Information shall include, but not be limited to, all documents and records, whether original, duplicated, computerized, memorized, handwritten or in any other form, and all information contained therein relating to the business, intellectual property, technology and know how of the Employer.

7.2                               Return of Records and Employer Property.  The Executive shall at any time upon request by the Employer, or upon the termination of his employment with the Employer, irrespective of the time, manner or cause of the termination of the Executive’s employment by the Employer, promptly return to the Employer all records, files, lists, drawings, documents, models, equipment, software, intellectual property, know how and any other property belonging to the Employer or relating to the Employer’s business.

8.                                                                                      RESTRICTED ACTIVITIES.  During the term of this Agreement and for a period of 12 months after the termination thereof irrespective of the time, manner or cause of the termination of the Executive’s employment by the Employer, the Executive shall not, directly or indirectly:

(1)                                 solicit, divert, or take away from the Employer any client or account of the Employer or assist any other person, corporation or partnership to do so;

(2)                                 solicit or encourage any employee of the Employer to terminate his employment with the Employer or assist any other person, corporation or partnership to do so; or

(3)                                 offer employment to any employee of the Employer.

9.                                                                                      EXECUTIVE COOPERATION AND ASSISTANCE.  The Executive agrees that he shall, both during the term of this Agreement and thereafter, fully co-operate with and assist the Employer in the resolution of complaints, claims or disputes against the Employer, including without limitation civil, criminal or regulatory proceedings.

10.                                                                               ENFORCEMENT.  The Executive acknowledges and agrees that the covenants and obligations under this Agreement are reasonable, necessary and fundamental to the protection of the Employer’s business interests, and the Executive acknowledges and agrees that any breach of this Agreement by the Executive would result in irreparable harm to the Employer and loss and damage to the Employer for which the Employer could not be adequately compensated by an award of monetary damages.  Accordingly, the Executive acknowledges and agrees that in the event of any breach or threatened breach of any provision of this Agreement by the Executive, the Employer shall, in addition to any and all remedies available to the Employer at law or in equity, be entitled as a matter of right to judicial relief by way of a restraining order, interim, interlocutory or permanent injunction or an order for specific performance as may be necessary to ensure that the Executive complies with and performs his obligations under this Agreement.

11.                                                                               SEVERABILITY.  Should any part of this Agreement be declared or held to be invalid for any reason, the invalidity shall not affect the validity of the remainder of this Agreement which shall continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid.

12.                                                                               SURVIVAL.  The Employer and the Executive expressly acknowledge and agree that the provisions of this Agreement, which by their express or implied terms extend beyond the termination of the Executive’s employment hereunder, or beyond the termination of this Agreement, shall continue in full force and effect notwithstanding the termination of the Executive’s employment or the termination of this Agreement for any reason.

13.                                                                               ENTIRE AGREEMENT AND AMENDMENTS.  The provisions herein constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether oral or written, between the parties with respect to the subject matter hereof.  This Agreement may not be amended or modified except by written instrument signed by the Employer and the Executive.

14.                                                                               GOVERNING LAW.  This Agreement shall be governed by and interpreted exclusively in accordance with the laws of British Columbia, and the courts of British Columbia shall have the exclusive jurisdiction over this Agreement and any claim or dispute arising under it.

15.                                                                               ENUREMENT.  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

16.                                                                               ASSIGNMENT OF RIGHTS.  The Employer shall have the right to assign this Agreement to another party.  The Executive shall not assign his rights under this Agreement or delegate to others any of his functions and duties under this Agreement without the express written consent of the Employer which may be withheld in its sole discretion.

17.                                                                               AFFILIATED CORPORATIONS.  The Executive acknowledges and agrees that all of the Executive’s covenants and obligations to the Employer, as well as the rights of the Employer under this Agreement, shall run in favour of and shall be enforceable by the parent, subsidiary and affiliated companies of the Employer. The Executive acknowledges that notwithstanding references in this Agreement to the parent, subsidiary and affiliated companies of the Employer, this Agreement is between the Executive and the Employer and there are no other parties to the Agreement. The Executive shall have no right to enforce this Agreement against any party other than the Employer unless this Agreement is assigned to any entity in accordance with section 14 of this Agreement.

18.                                                                               EMPLOYMENT STANDARDS.  In the event that the minimum standards in the Employment Standards Act, R.S.B.C. 1996, c. 113, or any other employment standards legislation that may be applicable, are more favourable to the Executive in any respect, including but not limited to the provisions herein in respect to notice of termination or vacation entitlement, the provisions of the Employment Standards Act, or such other applicable employment standards legislation, shall apply.

19.                                                                               LEGAL ADVICE.  The Executive acknowledges that it was recommended to him by the Employer that he obtain independent legal advice before executing this Agreement and that by executing this Agreement the Executive represents that he did obtain independent legal advice.

IN WITNESS WHEREOF the parties have hereto have duly executed this agreement as of the day and year first above written.

STRESSGEN BIOTECHNOLOGIES INC.		STRESSGEN BIOTECHNOLOGIES CORP.

Per:		Per:

(signed Gregory M. McKee)		(signed Ian Lennox, Chairman of the Board)

Executed by Dan Korpolinski in the))
presence of:))
)
)
(signed Gregory M. McKee)))	(signed Daniel L. Korpolinski)
Witness)	) DAN KORPOLINSKI
)

SCHEDULE A

Salary

The Employer shall pay to the Executive an annual salary of U.S.$395,000 (the “Base Salary”), less applicable statutory deductions, paid in equal semi-monthly increments.

The Executive shall also be eligible to receive additional incentive compensation of up to 40% of the Base Salary in respect of any 12 month period if he meets individual objectives on targets to be established by the Employer in consultation with the Executive (the “Annual Bonus”).

Benefits

A.                                   Fringe Benefits

The Executive shall be eligible to participate in the Executive Benefit Plan of StressGen U.S.  The benefits provided to the Executive may be subject to change from time to time at the sole discretion of the Employer.

The Employer shall also provide the Executive with appropriate long term disability insurance and the opportunity to participate in a 401K plan of StressGen U.S.

The Employer shall reimburse the Executive up to U.S.$6,600 for additional supplemental life insurance obtained by the Executive.

B.                                     Stock Options

The Employer may from time to time grant to the Executive options to purchase common shares of StressGen Corp. (the “Options”).  The number of Options and the terms under which those Options shall vest shall be determined by the sole discretion of the Board of Directors of StressGen Corp.  The terms by which the Executive may be granted Options, including without limitation, the exercise price of those Options, are subject to the approval of all applicable regulatory authorities, including the Toronto Stock Exchange, and are subject to the terms and conditions of StressGen Corp.’s stock option plan.

C.                                     Tax Compensation

The Employer shall indemnify the Executive for the difference between the amount of tax charged on all amounts payable under this Agreement or the exercise of any stock options by the governments of Canada and the Province of British Columbia and the applicable taxation rates that would have been charged on those payments or the exercise of those stock options by the governments of the United States of America or the State of California, provided that such difference has been determined after consultation with the Employer’s auditors or another tax advisor acceptable to both the Executive and the Employer and the Canadian and British Columbian tax is payable as a result of the Executive’s performance of his duties hereunder in the normal course.